EXHIBIT 99.2
T-Mobile US, Inc. Investor Quarterly

T-Mobile US, Inc.'s (NYSE: TMUS) results for the second quarter of 2013 were highlighted by positive branded postpaid net customer additions, all time low branded postpaid churn, strong early adoption of the new Simple Choice rate plan options, expanded 4G LTE coverage ahead of schedule, and the successful launch of the Apple® iPhone® 5. In addition, T-Mobile's results for the second quarter of 2013 reflect the addition of MetroPCS results following the consummation of the business combination of T-Mobile USA, Inc. and MetroPCS Communications, Inc. on April 30, 2013.
T-Mobile ended the second quarter of 2013 with approximately 44 million customers, which includes a net increase of 8,918,000 customers acquired from MetroPCS, through the business combination, and net customer additions of 1,130,000 customers. The net customer additions include 688,000 branded postpaid net customer additions during the quarter.
In the second quarter, T-Mobile reported adjusted EBITDA of $1.1 billion and an adjusted EBITDA margin of 24%. The adjusted EBITDA margin decreased from 29% in the first quarter of 2013.

Customer and Churn Results

	Three Months Ended
(in thousands)	June 30, 2013	March 31, 2013	June 30, 2012	Y-o-Y % Change
Customers, end of period
Branded postpaid customers	20,783	20,094	21,300	(2)%
Branded prepaid customers	14,935	6,028	5,295	**
Total branded customers	35,718	26,122	26,595	34%
M2M customers	3,423	3,290	2,786	23%
MVNO customers	4,875	4,556	3,787	29%
Total wholesale customers	8,298	7,846	6,573	26%
Total T-Mobile customers, end of period	44,016	33,968	33,168	33%

Net customer additions (losses)
Branded postpaid customers	688	(199)	(557)	**
Branded prepaid customers	(10)	202	227	**
Total branded customers	678	3	(330)	**
M2M customers	133	200	95	40%
MVNO customers	319	376	30	**
Total wholesale customers	452	576	125	**
Total T-Mobile net customer additions (losses)	1,130	579	(205)	**
Acquired MetroPCS Customers	8,918	—	—	**

Note: Certain customer numbers may not add due to rounding.
** Not Meaningful.
The acquired MetroPCS customers have been included as branded prepaid customers at June 30, 2013. The customer data for quarterly periods prior to June 30, 2013 presented in the table above do not include MetroPCS customers.

	Three Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	Y-o-Y bps Change
Branded churn	3.0%	3.1%	2.9%	+10 bps
Branded postpaid churn	1.6%	1.9%	2.1%	-50 bps
Branded prepaid churn	5.4%	7.0%	6.0%	-60 bps

Branded Customers

•
Branded postpaid net customer gains totaled 688,000 in the second quarter of 2013, compared to 199,000 net customer losses in the first quarter of 2013 and 557,000 net customer losses in the second quarter of 2012. Branded postpaid churn was approximately 1.6% in the second quarter of 2013, down 30 basis points from the first quarter of 2013 and 50 basis points from the second quarter of 2012.

◦
T-Mobile's continued focus on improving network quality and customer service and sales experience has contributed to another quarter of improved branded postpaid churn performance. In addition to improvements in branded postpaid churn, branded postpaid gross customer additions increased 53% compared to the first quarter of 2013 and 77% compared to the second quarter of 2012.

◦
During the second quarter of 2013 T-Mobile added the iPhone 5 to its device lineup, building on the excitement from the March introduction of the Simple Choice no annual service contract pricing plan. These announcements plus the introduction of the Galaxy S4 from Samsung, contributed to both increasing sales and improving branded postpaid customer retention in the second quarter of 2013, compared to the first quarter of 2013, and the second quarter of 2012.

◦
Branded postpaid net customer additions in the second quarter of 2013 also benefited from the qualified upgrades of customers from our branded prepaid plans to the branded postpaid Simple Choice rate plan.

•
Branded prepaid net customer losses, excluding the effect of the acquired MetroPCS customer base, were 10,000 in the second quarter of 2013; down from branded prepaid net customer additions in the first quarter of 2013 of 202,000 and 227,000 net customer additions in the second quarter of 2012. Branded prepaid churn was 5.4% in the second quarter of 2013, down 160 basis points from the first quarter of 2013 and down 60 basis points from the second quarter of 2012.

◦
The acquired MetroPCS customer base is included in branded prepaid customers and includes the impact of MetroPCS performance from May 1, 2013 forward. Pro forma combined supplementary operational and financial data is provided below for comparison purposes.

◦
Sequentially, the branded prepaid net customer loss was primarily a result of the qualified upgrades of branded prepaid customers to branded postpaid plans. These upgrades resulted from the roll-out of the Un-carrier strategy offer of no annual service contract options to credit worthy customers who have historically purchased prepaid products. Excluding these upgrades and the acquired MetroPCS customer base, the organic branded prepaid net customer additions were positive for the second quarter of 2013. While gross customer additions increased due to the inclusion of the MetroPCS customer activity, and the monthly prepaid plans remained extremely popular, gross additions, excluding the MetroPCS customer activity, decreased by 8% sequentially but increased by 16% year-over-year.

◦
Year-over-year, the decrease in branded prepaid customer net additions was the result of higher branded prepaid deactivations and increased customer upgrades to branded postpaid plans. These factors were partially offset by higher branded prepaid customer gross additions. Excluding MetroPCS customer activity, the increase in branded prepaid customer deactivations in the second quarter of 2013 was the result of continuing competitive pressures.

◦
MetroPCS customers are now the largest portion of the branded prepaid customer base and have historically had lower rates of churn than T-Mobile USA's branded prepaid base. Therefore branded prepaid churn was impacted positively by the inclusion of MetroPCS customers.

Wholesale
T-Mobile's wholesale customer base, which includes Machine to Machine (M2M) and Mobile Virtual Network Operator (MVNO) customers, increased 452,000 in the second quarter of 2013 compared to net additions of 576,000 in the first quarter of 2013 and 125,000 in the second quarter of 2012.

•
The M2M customer base had net customer additions of 133,000 in the second quarter of 2013, increasing M2M total customers to 3.4 million. Our M2M partners offer innovative products and unique service offerings in fields such as fleet management, usage-based insurance, asset tracking, healthcare, digital signs, and security monitoring.

•
MVNO partners delivered net customer additions of 319,000 in the second quarter of 2013, a decrease from 376,000 in the first quarter of 2013 and an increase from 30,000 in the second quarter of 2012. The growth in the MVNO customer base was due in part to the continued popularity of government subsidized Lifeline programs offered by our MVNO partners along with ongoing growth from new MVNO partnerships that initially launched in the fourth quarter of 2012.

Value and Simple Choice Plans

•
T-Mobile provides affordable wireless communication services nationwide through a variety of service plan options including its Value plans, introduced in 2011, and its Simple Choice rate plan announced at the end of the first quarter of 2013. Compared to traditional bundled price plans, Value and Simple Choice rate plans allow customers to subscribe to wireless service without the purchase of a handset. Depending on their credit profile, customers are qualified either for postpaid service, where they pay after a month of service, or prepaid service, where they pay in advance.

•
Customers on T-Mobile's Value and Simple Choice plans benefit from reduced monthly service charges and can choose whether to use their own compatible handset on T-Mobile's network or purchase a handset from T-Mobile or one of its dealers. Qualifying customers who purchase their handset from T-Mobile have the choice of either paying for a handset in full at the point-of-sale or financing a portion of the purchase price over an installment period.

•
For each handset sold, T-Mobile's Value and Simple Choice rate plans result in increased equipment revenue compared to traditional bundled price plans that typically offer a handset discount but involve higher service charges. T-Mobile Value and Simple Choice rate plans result in increased EBITDA during the period of equipment sale while monthly service revenues are lower over the service period with a corresponding adverse impact on EBITDA.

•
In the second quarter of 2013, Value and Simple Choice customers accounted for more than 77% of the branded postpaid gross customer additions, up from over 57% in the first quarter of 2013. At the end of the second quarter of 2013, 50% of the branded postpaid customer base was on a Value or Simple Choice plan, an increase from 36% at the end of the first quarter of 2013 and 19% at the end of the second quarter of 2012.

•
Customers on Value and Simple Choice rate plans had associated equipment installment plan billings of $314 million in the second quarter of 2013, compared to $194 million in the first quarter of 2013 and $96 million in the second quarter of 2012.

•
T-Mobile financed $811 million of equipment sales revenue on installment plans during the second quarter of 2013, an increase from $298 million in the first quarter of 2013 and $150 million in the second quarter of 2012.

•	Total installment receivables, net of allowances for credit losses, were $1.3 billion as of the end of the second quarter of 2013 compared to $774 million at the end of the first quarter of 2013.

Financial Results

	Three Months Ended
(in millions)	June 30, 2013	March 31, 2013	June 30, 2012	Y-o-Y Change
Service revenues	$4,756	$4,005	$4,381	8.6%
Branded revenues	$4,526	$3,766	$4,127	9.7%
Thereof, branded postpaid revenues	$3,284	$3,263	$3,713	(11.6)%
Thereof, branded prepaid revenues	$1,242	$503	$414	200.0%
Total revenues	$6,228	$4,677	$4,883	27.5%
Adjusted EBITDA	$1,124	$1,178	$1,338	(16.0)%
Adjusted EBITDA margin	24%	29%	31%	-700 bps
Cash capital expenditures	$1,050	$1,076	$539	94.8%

Revenue

•	Service revenues were $4.8 billion in the second quarter of 2013, up 18.8% from the first quarter of 2013 and 8.6% from the second quarter of 2012.

◦
Sequentially and year-over-year, service revenues increased primarily due to the inclusion of $723 million of MetroPCS service revenues for the months of May and June 2013. Sequentially, excluding MetroPCS, service revenues increased slightly due to growth of branded postpaid and branded prepaid revenues. Year-over-year, excluding MetroPCS, service revenue decreased due to a decline in the branded postpaid customer base partially offset by increased data revenue and branded prepaid revenue.

◦
Branded postpaid service revenues were also negatively impacted by customers adopting the new Simple Choice rate plan. The Simple Choice rate plan has lower service revenues but does not include subsidized handset equipment and therefore provides higher equipment revenues than traditional bundled price plans.

•	Equipment Revenue for the second quarter of 2013 was $1.4 billion, up from $606 million in the first quarter of 2013, and up from $435 million in the second quarter of 2012.

◦
Sequentially and year-over-year, the increases were primarily attributable to significant growth in the number of handsets sold and an increase in the rate of customers upgrading their handset. This was driven by our introduction of both the Apple iPhone 5 and the Samsung Galaxy S4 in the second quarter of 2013, comprising 26% and 18%, respectively, of smartphones sold, excluding MetroPCS. The inclusion of MetroPCS' operating results since May 1, 2013 contributed $73 million to the increase in equipment sales. Additionally, handsets sold during the second quarter had higher revenue per unit sold due to growth in the sales of smartphones, which have a higher average revenue per unit sold as compared to other handsets.

•
Total revenues, including service, equipment sales, and other revenues, were $6.2 billion in the second quarter of 2013, up from $4.7 billion in the first quarter of 2013 and up from $4.9 billion in the second quarter of 2012.

◦
Sequentially and year-over-year, quarterly total revenues increased due to the inclusion of $799 million of MetroPCS revenues for the months of May and June 2013. Excluding MetroPCS, total revenues increased from the first quarter of 2013 due to a significant increase in handset sales. Excluding MetroPCS, total revenue compared to the second quarter of 2012 increased primarily due to increased handset sales partially offset by lower service revenues. Branded postpaid revenues were negatively impacted by the growth of customers under our Value and Simple Choice service plans which generate lower Average Revenue Per User ("ARPU") than customers on other branded postpaid rate service plans.

Adjusted EBITDA

•	T-Mobile had adjusted EBITDA of $1.1 billion in the second quarter of 2013, down 4.6% from the first quarter of 2013 and down 16.0% from the second quarter of 2012.

◦
Adjusted EBITDA in the first and second quarters of 2013 exclude non-recurring expenses of $44 million and $49 million, respectively, primarily related to 2013 cost restructuring initiatives and acquisition-related activities incurred in connection with the business combination of T-Mobile USA and MetroPCS. In addition, adjusted EBITDA for the second quarter of 2013 also excludes $6 million of stock based compensation. For the second quarter of 2012, adjusted EBITDA excludes charges of $67 million consisting primarily of costs associated with restructuring initiatives in 2012 and employee retention expenses relating to the terminated AT&T acquisition of T-Mobile USA.

◦	The inclusion of MetroPCS results for the months of May and June increased revenues and operating expenses in 2013, contributing $225 million in adjusted EBITDA.

◦
Sequentially, excluding MetroPCS impacts, adjusted EBITDA decreased as a result of higher operating expenses primarily from higher handset sales and upgrade volumes and increased promotional activity. This was partially offset by slightly higher service revenues.

◦
Year-over-year, excluding the MetroPCS results, adjusted EBITDA decreased as a result of lower service revenues, increased customer acquisition expenses from higher handset sales volumes and increased promotional activity. Decreases in network and general and administrative expenses, excluding those relating to MetroPCS, partially offset these increases, as described below.

◦	Adjusted EBITDA margin was 24% in the second quarter of 2013, down from 29% in the first quarter of 2013 and down from 31% in the second quarter of 2012.

Operating Expenses

•
Total operating expenses were $6.0 billion in the second quarter of 2013, including MetroPCS operating expense of $727 million for May and June and restructuring charges and transaction costs associated with the business combination of T-Mobile USA and MetroPCS. Excluding MetroPCS results and non-recurring items for comparative purposes, total operating expenses in the second quarter of 2013 were up 24% from the first quarter of 2013 and up 21% from the second quarter of 2012.

◦
Cost of equipment sales in the second quarter of 2013 was $1.9 billion, an increase from $886 million in the first quarter of 2013 and up from $745 million in the second quarter of 2012. Sequentially and year-over-year, the increase in cost of equipment sales was primarily attributable to the significant increase in the volume of handsets sold during the second quarter of 2013, driven by our launch of the Apple iPhone 5 and the Samsung Galaxy S4 in addition to our expanded distribution as a result of acquiring MetroPCS. Of the increase, $204 million was attributable to the inclusion of operating results of MetroPCS since May 1, 2013. Additionally, cost of equipment sales increased due to a higher average cost per unit of each handset sold resulting from the growth in the sale of smartphones. In the second quarter of 2013, the rate of branded postpaid customers upgrading their handset increased to approximately 10% from approximately 5% in the first quarter of 2013 and approximately 6% in the second quarter of 2012.

◦
Network expenses of $1.3 billion in the second quarter of 2013 increased 20% from the first quarter of 2013 and increased 13% from the second quarter of 2012. The sequential and year-over-year increase was primarily attributable to the inclusion of $216 million of network expenses related to MetroPCS for the months of May and June 2013. Excluding MetroPCS operating results, the network costs were slightly higher than the first quarter of 2013 but lower compared to the second quarter of 2012. The year-over-year decline was due to lower roaming expenses driven by management initiatives to decrease costs. Additionally, primarily due to the network transition to enhanced communication lines with higher capacity, T-Mobile was able to accommodate higher data volumes while lowering network costs.

◦
Customer acquisition expenses in the second quarter of 2013 of $1.0 billion increased 39% from the first quarter of 2013 and increased 37% from the second quarter of 2012. Sequentially and year-over-year, $95 million of the increase was attributable to the inclusion of operating results of MetroPCS for the months of

May and June 2013. The remaining increase was primarily attributable to increasing commission costs driven by higher sales volumes, and increased advertising expenses to promote T-Mobile's Un-carrier no annual service contracts message and the April launch of the iPhone 5.

◦
General and administrative expenses of $819 million in the second quarter of 2013 increased 7% from the first quarter of 2013 and decreased 6% from the second quarter of 2012. General and administrative expenses associated with the MetroPCS brand were $59 million for the months of May and June 2013. Excluding MetroPCS results, general and administrative expenses were essentially flat on a sequential basis, while year-over-year, the decrease was due primarily to lower bad debt expense. Bad debt expense, net of recoveries, for the second quarter of 2013 was $96 million, a decrease of 48% or $87 million from the second quarter of 2012, this decrease was driven by the improved credit quality of T-Mobile's customer portfolio, lower churn and fewer branded postpaid customers. In addition, consistent with the first quarter of 2013, improvement in year-over-year costs was driven through lower employee-related costs as a result of the company's call center consolidation and other restructuring initiatives.

◦
Depreciation and amortization expenses of $888 million in the second quarter of 2013 rose 18% sequentially, and were up 8% from the second quarter of 2012. MetroPCS brand depreciation and amortization expense was $137 million for the months of May and June 2013. Excluding MetroPCS operating results, depreciation and amortization expenses were down slightly sequentially and were down more significantly year-over-year. The year-over-year performance reflects increased depreciation expense in 2012 as a result of changes in the useful lives of certain network equipment to be replaced in connection with network modernization efforts.

Capital Expenditures

•
Cash capital expenditures for purchases of property and equipment were $1.1 billion in the second quarter of 2013, a decrease of 2% from the first quarter of 2013 and an increase of 95% from the second quarter of 2012.

◦	Cash capital expenditures continue to reflect T-Mobile's ongoing investment in network modernization and 4G LTE deployment.

◦	T-Mobile's 4G HSPA+ network is now available to 228 million people nationwide.

◦
As of July 10, 2013, T-Mobile launched 4G LTE in 116 metropolitan areas, covering 157 million people, exceeding the stated goal of reaching 100 million people by mid-2013. T-Mobile remains on target to reach 200 million people with 4G LTE in more than 200 metropolitan areas prior to the end of 2013.

Financial Metrics

	Three Months Ended			Y-o-Y Change
	June 30, 2013	March 31, 2013	June 30, 2012
ARPU (branded postpaid)	$53.60	$54.07	$57.35	(6.5)%
ARPU (branded prepaid)	$34.78	$28.25	$26.81	29.7%
ARPU (branded)	$46.67	$48.18	$51.45	(9.3)%
Branded CPGA	$326	$341	$420	(22.4)%
Branded CPU	$26	$26	$28	(7.1)%

ARPU

•	Branded postpaid ARPU was $53.60 in the second quarter of 2013, down from $54.07 in the first quarter of 2013 and $57.35 in the second quarter of 2012.

◦
Sequentially and year-over-year, branded postpaid ARPU decreased due in part to the shift to Value and Simple Choice rate plans, which result in lower monthly service revenues while recognizing higher equipment revenues at the time of sale. While the year-over-year percentage decline in branded postpaid

ARPU was in line with the first quarter of 2013, the sequential decline slowed significantly to $0.47 compared to a decline of $1.40 in the first quarter.

◦
At the end of the second quarter of 2013, there were 15.0 million 3G/4G smartphones, including iPhones, used by branded postpaid customers, or 72% of total branded postpaid customers. In the first quarter of 2013 there were 13.5 million smartphones or 67% of the branded postpaid base, and 11.6 million or 54% in the second quarter of 2012.

◦
3G/4G smartphone sales, including branded postpaid and branded prepaid, were 4.3 million units in the second quarter of 2013, up from 2.2 million units in the prior quarter and 2.1 million units sold in the second quarter of 2012. Smartphone sales accounted for 86% of units sold, and 98% of handset sales revenues in the second quarter of 2013, up from 75% of units sold and 93% of handset sales revenues in the prior quarter and 71% of units sold and 86% of handset sales revenues in the second quarter of 2012.

•	Branded prepaid ARPU was $34.78 in the second quarter of 2013, an increase of 23% from the first quarter of 2013 and up 30% from the second quarter of 2012.

◦
Sequentially and year-over-year, the ARPU increase was primarily due to the inclusion of MetroPCS customers, who generate higher ARPU than T-Mobile's branded prepaid customers, as well as the growth of monthly prepaid service plans, that include data services and have higher ARPU than other T-Mobile pay-as-you-go prepaid plans.

◦
At the end of the second quarter of 2013, total 3G/4G smartphones, including iPhones, used by branded prepaid customers, including MetroPCS, accounted for 11.4 million or 77% of total branded prepaid customers.

•
Branded ARPU was $46.67 in the second quarter of 2013, down from $48.18 in the first quarter of 2013 and down from $51.45 in the second quarter of 2012. These decreases were due to the inclusion of MetroPCS in the operating results and the changing mix towards Value and Simple Choice rate plans and wholesale customers, which traditionally all have lower ARPU.

Branded Cost Per Gross Addition

•	Branded Cost Per Gross Addition ("CPGA") for the second quarter of 2013 was $326 compared to $341 for the first quarter of 2013 and $420 for the second quarter of 2012.

◦
Sequentially and year-over-year, branded CPGA was lower in the second quarter of 2013 primarily due to significant increase in branded gross customer additions that resulted in fixed acquisition costs such as employee salaries and lease expense being applied over a greater amount of gross additions. This decrease was partially offset by an increase in the loss on equipment sales related to a growing mix of higher cost smartphones and an increase in promotional spending.

Branded Cost Per User

•	Branded Cost Per User ("CPU") was $26 for the second quarter of 2013, consistent with the first quarter of 2013 but down from $28 for the second quarter of 2012.

◦
Year-over-year, the decrease in branded CPU was driven by lower general and administrative and network expenses, as described in greater detail in Operating Expenses above. Additionally, T-Mobile experienced an increase in the loss on equipment sales related to improved customer retention as a larger number of customers replaced their devices with more expensive smartphones.

For more details on T-Mobile's second quarter 2013 financial results please visit T-Mobile US, Inc.'s IR website at http://investor.T-Mobile.com

T-Mobile US, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(in millions, except share and per share amounts)	June 30, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents	$2,362	$394
Accounts receivable, net of allowances for uncollectible accounts of $322 and $289	3,000	2,678
Accounts receivable from affiliates	33	682
Inventory	819	457
Current portion of deferred tax assets, net	501	655
Other current assets	598	675
Total current assets	7,313	5,541
Property and equipment, net of accumulated depreciation of $18,787 and $17,744	15,185	12,807
Goodwill	1,683	—
Spectrum licenses	18,415	14,550
Other intangible assets, net of accumulated amortization of $313 and $243	1,390	79
Investments in unconsolidated affiliates	49	63
Long-term investments	38	31
Other assets	661	551
Total assets	$44,734	$33,622
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$4,305	$3,475
Current payables to affiliates	226	1,619
Short-term debt	210	—
Deferred revenue	459	290
Other current liabilities	198	208
Total current liabilities	5,398	5,592
Long-term payables to affiliates	11,200	13,655
Long-term debt	6,276	—
Long-term financial obligation	2,479	2,461
Deferred tax liabilities	4,386	3,618
Deferred rents	2,000	1,884
Other long-term liabilities	636	297
Total long-term liabilities	26,977	21,915
Commitments and contingencies
Stockholders' equity
Preferred stock, par value $0.00001 per share, 100,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.00001 per share, 1,000,000,000 shares authorized; 727,401,814 and 535,286,077 shares issued, 726,019,309 and 535,286,077 shares outstanding	—	—
Additional paid-in capital	35,389	29,197
Treasury stock, at cost, 1,382,505 and 0 shares issued	—	—
Accumulated other comprehensive income	2	41
Accumulated deficit	(23,032)	(23,123)
Total stockholders' equity	12,359	6,115
Total liabilities and stockholders' equity	$44,734	$33,622

T-Mobile US, Inc.
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Three Months Ended
(in millions)	June 30, 2013	March 31, 2013	June 30, 2012
Revenues
Branded postpaid revenues	$3,284	$3,263	$3,713
Branded prepaid revenues	1,242	503	414
Total branded revenues	4,526	3,766	4,127
Wholesale revenues	143	149	143
Roaming and other service revenues	87	90	111
Total service revenues	4,756	4,005	4,381
Equipment sales	1,379	606	435
Other revenues	93	66	67
Total revenues	6,228	4,677	4,883
Operating expenses
Network costs	1,327	1,109	1,178
Cost of equipment sales	1,936	886	745
Customer acquisition	1,028	737	751
General and administrative	819	769	871
Depreciation and amortization	888	755	819
MetroPCS transaction-related costs	26	13	—
Restructuring costs	23	31	48
Other, net	—	(2)	19
Total operating expenses	6,047	4,298	4,431
Operating income	181	379	452
Other income (expense)
Interest expense to affiliates	(225)	(178)	(151)
Interest expense	(109)	(51)	—
Interest income	40	35	18
Other income (expense), net	118	(6)	23
Total other expense, net	(176)	(200)	(110)
Income before income taxes	5	179	342
Income tax expense	21	72	135
Net income (loss)	(16)	107	207
Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on cross currency interest rate swaps, net of tax of $39, ($26) and ($68), respectively	66	(43)	(114)
Unrealized gain (loss) on foreign currency translation, net of tax of ($62), $25 and $50, respectively	(104)	42	84
Unrealized gain (loss) on available-for-sale securities, net of tax of $0, $0 and $0, respectively	—	—	(2)
Total comprehensive income (loss)	$(54)	$106	$175

T-Mobile US, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
(in millions)	June 30, 2013	March 31, 2013	June 30, 2012
Operating activities
Net cash provided by operating activities	$806	$909	$879

Investing activities
Purchases of property and equipment	(1,050)	(1,076)	(539)
Purchases of intangible assets	(2)	(49)	(6)
Short term affiliate loan receivable, net	25	275	(298)
Cash and cash equivalents acquired in MetroPCS business combination	2,144	—	—
Other, net	(1)	(4)	7
Net cash provided by (used in) investing activities	1,116	(854)	(836)

Financing activities
Repayments related to a variable interest entity	(40)	—	—
Distribution to affiliate as a result of debt recapitalization	(41)	—	—
Proceeds from exercise of stock options	72	—	—
Excess tax benefit from stock-based compensation	3	—	—
Other, net	(3)	—	1
Net cash provided by (used in) financing activities	(9)	—	1
Change in cash and cash equivalents	1,913	55	44
Cash and cash equivalents
Beginning of period	449	394	379
End of period	$2,362	$449	$423

T-Mobile US, Inc. Supplementary Operating and Financial Data – US GAAP

(in thousands, except for churn)	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q1 2013	Q2 2013
Branded postpaid customers	21,857	21,300	20,809	20,293	20,094	20,783
Branded prepaid customers	5,068	5,295	5,659	5,826	6,028	14,935
Total branded customers	26,925	26,595	26,468	26,119	26,122	35,718
M2M customers	2,691	2,786	2,954	3,090	3,290	3,423
MVNO customers	3,756	3,787	3,905	4,180	4,556	4,875
Total wholesale customers	6,448	6,573	6,859	7,270	7,846	8,298
Customers, end of period	33,373	33,168	33,327	33,389	33,968	44,016
Branded postpaid net customer additions (losses)	(510)	(557)	(492)	(515)	(199)	688
Branded prepaid net customer additions (losses)	249	227	365	166	202	(10)
Total branded net customer additions (losses)	(262)	(330)	(127)	(349)	3	678
M2M net customer additions	262	95	168	135	200	133
MVNO net customer additions	187	30	119	275	376	319
Total wholesale net customer additions	449	125	287	410	576	452
Net customer additions	187	(205)	160	61	579	1,130
Branded postpaid churn	2.5%	2.1%	2.3%	2.5%	1.9%	1.6%
Branded prepaid churn	6.4%	6.0%	6.2%	7.0%	7.0%	5.4%
Branded churn	3.2%	2.9%	3.1%	3.5%	3.1%	3.0%

(in millions, except for ARPU, CPGA, and CPU)	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q1 2013	Q2 2013
Service revenues	$4,444	$4,381	$4,261	$4,127	$4,005	$4,756
Total revenues	$5,034	$4,883	$4,893	$4,909	$4,677	$6,228
Adjusted EBITDA	$1,274	$1,338	$1,226	$1,048	$1,178	$1,124
Adjusted EBITDA margin	29%	31%	29%	25%	29%	24%
Net Income	$200	$207	$(7,735)	$(8)	$107	$(16)
Cash Capex - Property & Equipment	$747	$539	$717	$898	$1,076	$1,050
ARPU (branded postpaid)	$57.68	$57.35	$56.59	$55.47	$54.07	$53.60
ARPU (branded prepaid)	$25.39	$26.81	$27.35	$27.69	$28.25	$34.78
ARPU (total branded)	$51.76	$51.45	$50.55	$49.43	$48.18	$46.67
Branded CPGA	$367	$420	$382	$411	$341	$326
Branded CPU	$29	$28	$28	$28	$26	$26

Note: Certain customer numbers may not add due to rounding.

T-MOBILE US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

This Investor Quarterly includes non-GAAP financial measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below.

Adjusted EBITDA is reconciled to net income (loss) as follows:

(in millions)	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q1 2013	Q2 2013
Calculation of Adjusted EBITDA:
Net income (loss)	$200	$207	$(7,735)	$(8)	$107	$(16)
Adjustments:
Interest expense to affiliates	171	151	154	185	178	225
Interest expense	—	—	—	—	51	109
Interest income	(15)	(18)	(20)	(24)	(35)	(40)
Other (income) expense, net	16	(23)	(4)	16	6	(118)
Income tax expense	125	135	12	78	72	21
Operating income (loss)	497	452	(7,593)	247	379	181
Depreciation and amortization	747	819	825	796	755	888
MetroPCS transaction-related costs	—	—	—	7	13	26
Restructuring costs	6	48	36	(5)	31	23
Impairment charges	—	—	8,134	—	—	—
Stock-based compensation	—	—	—	—	—	6
Other, net (1)	24	19	(176)	3	—	—
Adjusted EBITDA	$1,274	$1,338	$1,226	$1,048	$1,178	$1,124

Adjusted EBITDA of MetroPCS (2)	262	477	466	307	291	141
Pro Forma Combined Adjusted EBITDA	$1,536	$1,815	$1,692	$1,355	$1,469	$1,265

(1)
Other, net for the year ended December 31, 2012 represents transaction-related retention costs from the terminated AT&T acquisition of T-Mobile USA, Inc., gains/losses on intangible assets, and other material transactions. Other, net transactions may not agree in total to the other, net classification in the Consolidated Statements of Comprehensive Income due to certain routine operating activities that are not excluded from Adjusted EBITDA.

(2)
The adjusted EBITDA of MetroPCS for Q2 2013 reflects the adjusted EBITDA of MetroPCS for April 2013, For Q1 2013 and earlier periods the adjusted EBITDA of MetroPCS reflects the amounts previously reported by MetroPCS.

The following schedule reflects the Branded CPGA calculation and provides a reconciliation of cost of acquiring branded customers used for the Branded CPGA calculation to customer acquisition costs reporting on our condensed consolidated statements of comprehensive income:

(in millions, except gross customer additions and CPGA)	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q1 2013	Q2 2013
Calculation of CPGA:
Customer acquisition expenses	$749	$751	$823	$963	$737	$1,028
Add: Loss on equipment sales
Equipment sales	(535)	(435)	(554)	(718)	(606)	(1,379)
Cost of equipment sales	845	745	866	981	886	1,936
Total loss on equipment sales	310	310	312	263	280	557
Less: Loss on equipment sales related to customer retention	(203)	(228)	(232)	(240)	(195)	(415)
Loss on equipment sales related to customer acquisition	107	82	80	23	85	142
Cost of acquiring new branded customers	$856	$833	$903	$986	$822	$1,170
Divided by: Gross branded customer additions (in thousands)	2,334	1,985	2,365	2,399	2,411	3,590
Branded CPGA	$367	$420	$382	$411	$341	$326

The following schedule reflects the Branded CPU calculation and provides a reconciliation of the cost of serving customers used for the Branded CPU calculation to total network costs plus general and administrative costs reported on our condensed consolidated statements of comprehensive income:

(in millions, except average number of customers and CPU)	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q1 2013	Q2 2013
Calculation of CPU:
Network costs	$1,196	$1,178	$1,141	$1,146	$1,109	$1,327
Add: General and administrative expenses	970	871	840	829	769	819
Add: Loss on equipment sales related to customer retention	203	228	232	240	195	415
Total cost of serving customers	$2,369	$2,277	$2,213	$2,215	$2,073	$2,561
Divided by: Average number of branded customers (in thousands)	27,038	26,736	26,517	26,234	26,053	32,327
Branded CPU	$29	$28	$28	$28	$26	$26

Pro Forma Combined Results

The following pages contain certain pro forma combined financial and other operating data presented solely for informational purposes to provide comparative customer and financial trends for the combined company resulting from the combination of T-Mobile USA and MetroPCS.  The pro forma combined amounts were created by combining certain financial results and other operating data of the individual entities for the relevant periods.  The pro forma combined financial data have not been determined in accordance with the requirements of Article 11 of Regulation S-X.

T-Mobile US, Inc. Supplementary Pro Forma Combined Operating and Financial Data

(in thousands, except for churn)	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q1 2013	Q2 2013
Branded postpaid customers	21,857	21,300	20,809	20,293	20,094	20,783
Branded prepaid customers	14,546	14,587	14,639	14,713	15,023	14,935
Total branded customers	36,403	35,887	35,448	35,006	35,117	35,718
M2M customers	2,691	2,786	2,954	3,090	3,290	3,423
MVNO customers	3,756	3,787	3,905	4,180	4,556	4,875
Total wholesale customers	6,448	6,573	6,859	7,270	7,846	8,298
Customers, end of period	42,851	42,460	42,307	42,276	42,963	44,016
Branded postpaid net customer additions (losses)	(510)	(557)	(492)	(515)	(199)	688
Branded prepaid net customer additions (losses)	381	41	53	73	310	(87)
Total branded net customer additions (losses)	(129)	(516)	(439)	(442)	111	601
M2M net customer additions	262	95	168	135	200	133
MVNO net customer additions	187	30	119	275	376	319
Total wholesale net customer additions	449	125	287	410	576	452
Net customer additions	318	(391)	(152)	(32)	687	1,053
Branded postpaid churn	2.4%	2.1%	2.3%	2.5%	1.9%	1.6%
Branded prepaid churn	4.2%	4.3%	4.6%	4.9%	4.4%	4.9%
Branded churn	3.1%	3.0%	3.2%	3.5%	3.0%	3.0%

(in millions, except for ARPU, CPGA, and CPU)	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q1 2013	Q2 2013
Service revenues	$5,603	$5,540	$5,383	$5,227	$5,106	$5,122
Thereof, branded postpaid revenues	$3,821	$3,713	$3,571	$3,416	$3,263	$3,284
Thereof, branded prepaid revenues	$1,536	$1,573	$1,572	$1,574	$1,604	$1,608
Total revenues	$6,311	$6,164	$6,152	$6,193	$5,964	$6,651
Adjusted EBITDA	$1,536	$1,815	$1,692	$1,355	$1,469	$1,265
Adjusted EBITDA margin	27%	33%	31%	26%	29%	25%
Cash Capex - Property & Equipment	$891	$721	$979	$1,156	$1,230	$1,111
ARPU (branded postpaid)	$57.68	$57.35	$56.59	$55.47	$54.07	$53.60
ARPU (branded prepaid)	$35.32	$35.72	$35.57	$35.71	$35.87	$35.97
ARPU (branded)	$48.87	$48.64	$47.97	$47.26	$46.35	$46.17
Branded CPGA	$333	$361	$346	$368	$319	$332
Branded CPU	$28	$26	$25	$27	$25	$26

All historical and current porting activity between the T-Mobile and MetroPCS brands has been removed from deactivations and treated as migration activity between brands/products, consistent with the treatment of the combined business. The effect of this treatment lowers the churn rates for both branded postpaid and branded prepaid customer bases.

2013 Outlook Guidance

See earnings press release for guidance on 2013 performance.

Pro Forma Combined Reconciliations

(in millions)	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q1 2013	Q2 2013
Service Revenues
T-Mobile (1)	$4,444	$4,381	$4,261	$4,127	$4,005	$4,756
MetroPCS	1,159	1,159	1,122	1,100	1,101	366
Total service revenues	$5,603	$5,540	$5,383	$5,227	$5,106	$5,122

Branded Revenues
T-Mobile (1)	$4,198	$4,127	$4,021	$3,890	$3,766	$4,526
MetroPCS	1,159	1,159	1,122	1,100	1,101	366
Total branded revenues	$5,357	$5,286	$5,143	$4,990	$4,867	$4,892

Branded Prepaid Revenues
T-Mobile (1)	$377	$414	$450	$474	$503	$1,242
MetroPCS	1,159	1,159	1,122	1,100	1,101	366
Total branded prepaid revenues	$1,536	$1,573	$1,572	$1,574	$1,604	$1,608

Revenues
T-Mobile (1)	$5,034	$4,883	$4,893	$4,909	$4,677	$6,228
MetroPCS	1,277	1,281	1,259	1,284	1,287	423
Total revenues	$6,311	$6,164	$6,152	$6,193	$5,964	$6,651

(in millions)	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q1 2013	Q2 2013
Cash Capex - Property and Equipment

T-Mobile (1)	747	539	717	898	1,076	1,050
MetroPCS	144	182	262	258	154	61
Total Cash Capex - Property and Equipment	$891	$721	$979	$1,156	$1,230	$1,111

(1) The second quarter of 2013 represents the results for T-Mobile USA for April 2013 and the results for the combined entity of T-Mobile USA and MetroPCS for May and June 2013.

Forward-Looking Statements
This Investor Quarterly includes "forward-looking statements" within the meaning of the U.S. federal securities laws. Any statements made herein that are not statements of historical fact, including statements about T-Mobile US, Inc.'s plans, outlook, beliefs, opinion, projections, guidance, strategy, expected network modernization and other advancements, are forward-looking statements. Generally, forward-looking statements may be identified by words such as "anticipate," "expect," "suggests," "plan," "project," "believe," "intend," "estimates," "targets," "views," "may," "will," "forecast," and other similar expressions. The forward-looking statements speak only as of the date made, are based on current assumptions and expectations, and involve a number of risks and uncertainties. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: our ability to compete in the highly competitive U.S. wireless telecommunications industry; adverse conditions in the U.S. and international economies and markets; our significant capital commitments and the capital expenditures required to effect our business plan; our ability to adapt to future changes in technology, enhance existing offerings, and introduce new offerings to address customers' changing demands; changes in legal and regulatory requirements, including any change or increase in restrictions on our ability to operate our network; our ability to successfully maintain and improve our network, and the possibility of incurring additional costs in doing so; major equipment failures; severe weather conditions or other force majeure events; and other risks described in our filings with the Securities and Exchange Commission, including those described in our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 8, 2013. You should not place undue reliance on these forward-looking statements. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About T-Mobile US, Inc.
As America's Un-carrier, T-Mobile US, Inc. (NYSE: “TMUS”) is redefining the way consumers and businesses buy wireless services through leading product and service innovation. The Company's advanced nationwide 4G and 4G LTE network delivers outstanding wireless experiences for customers who are unwilling to compromise on quality and value. Based in Bellevue, Wash., T-Mobile US, Inc. operates its flagship brands, T-Mobile and MetroPCS. It currently serves approximately 44 million wireless subscribers and provides products and services through 70,000 points of distribution. For more information, please visit: http://www.T-Mobile.com.

Press Contact:	Investor Relations Contact:
Media Relations	Nils Paellmann
T-Mobile US, Inc.	T-Mobile US, Inc.
mediarelations@t-mobile.com	877-281-TMUS or 212-358-3210
http://newsroom.t-mobile.com	investor.relations@t-mobile.com
http://investor.t-mobile.com

Definitions of Terms

Since all companies do not calculate these figures in the same manner, the information contained in this press release may not be comparable to similarly titled measures reported by other companies.

1.
A customer is generally defined as a SIM card with a unique T-Mobile mobile identity number which generates revenue.  Branded postpaid customers include customers that are qualified to pay after incurring a month of service whether on a service contract or not, and branded prepaid customers include customers who generally pay in advance. Wholesale customers include Machine-to-Machine (“M2M”) and Mobile Virtual Network Operator (“MVNO”) customers that operate on the T-Mobile network, but are managed by wholesale partners.

2.
Churn is defined as the number of customers whose service was discontinued as a percentage of the average number of customers during the specified period, rounded to the tenth percentage. We believe that churn, which is a measure of customer retention and loyalty, provides relevant and useful information and is used by our management to evaluate the operating performance of our business.

3.
Average Revenue Per User (“ARPU”) represents the average monthly service revenue earned from customers. ARPU is calculated by dividing service revenues for the specified period by the average customers during the period, and further dividing by the number of months in the period and rounding to the nearest dollar. We believe ARPU provides management with useful information to evaluate the revenues generated from our customer base.

Service revenues include postpaid, prepaid, and roaming and other service revenues, and do not include equipment sales and other revenues. Handset insurance revenues are included in postpaid service revenues.

Branded revenues include postpaid and prepaid revenues, and do not include wholesale (M2M and MVNO), roaming, other service revenues, equipment sales, and other revenues.

4.
“Adjusted EBITDA” is a non-GAAP financial measure, which is defined as earnings before interest expense (net of interest income), tax, depreciation, amortization, stock compensation and excludes transactions that are not reflective of T-Mobile's ongoing operating performance. In a capital-intensive industry such as wireless telecommunications, T-Mobile believes Adjusted EBITDA, as well as the associated percentage margin calculation, to be meaningful measures of its operating performance. Adjusted EBITDA should not be construed as an alternative to operating income or net income as determined in accordance with GAAP, as an alternative to cash flows from operating activities as determined in accordance with GAAP or as a measure of liquidity. T-Mobile uses Adjusted EBITDA as an integral part of our planning and internal financial reporting processes, to evaluate the performance of our business by senior management and to compare its performance with that of many of our competitors. T-Mobile believes that net income (loss) is the financial measure calculated and presented in accordance with GAAP that is the most directly comparable to Adjusted EBITDA. Adjusted EBITDA excludes transactions that are not reflective of T-Mobile's ongoing operating performance and is detailed in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures schedule.

5.	Adjusted EBITDA margin is a non-GAAP financial measure, which is defined as Adjusted EBITDA (as described in Note 4 above) divided by service revenues expressed as a percentage.

6.	Capital expenditures consist of amounts paid for construction and the purchase of property and equipment.

7.
High speed packet access plus (HSPA+ 21 and HSPA+ 42 technologies) offers customers a 4G experience, including data speeds comparable to other 4G network speeds currently available to mobile device users in the United States.

8.	Smartphones are defined as UMTS/HSPA/HSPA+ 21/HSPA+ 42/4G LTE enabled converged devices, which integrate voice and data services.

9.
Branded Cost Per Gross Addition (“Branded CPGA”) is determined by dividing the costs of acquiring new customers, consisting of customer acquisition expenses plus the loss on equipment sales related to acquiring new customers for the specified period, by gross branded customer additions during the period. The loss on equipment sales related to acquiring new customers consists primarily of the excess of handset and accessory costs over related revenues incurred to acquire new customers. Additionally, the loss on equipment associated with retaining existing customers is excluded from this measure as Branded CPGA is intended to reflect only the acquisition costs to acquire new customers.

10.
Branded Cost Per User (CPU) is determined by dividing network costs and general and administrative expenses plus the loss on equipment sales unrelated to customer acquisition, by the sum of the average monthly number of branded customers during such period. Additionally, the cost of serving customers includes the costs of providing handset insurance services.

11.
Simple Free Cash Flow is defined as Adjusted EBITDA less cash capital expenditures (as described in Note 6 above). T-Mobile uses Simple Free Cash Flow as a measure of liquidity and an indicator of how much cash is generated from the ordinary course of business operations. It is also used to compare the performance of T-Mobile with that of many of our competitors. Simple free cash flow should not be construed as an alternative to cash flows from operating activities as determined in accordance with GAAP.